ANNEX II

             SELECTED HISTORICAL FINANCIAL DATA OF THE PARTNERSHIP



                             Nine Months Ended
                               September 30,      As of and for the Years Ended December 31,
                             -----------------    ------------------------------------------
                               1999      1998     1998     1997     1996      1995      1994
                               ----      ----     ----     ----     ----      ----      ----
                                             (In thousands except per unit data)


Total Revenues . . .         $ 4,747    $5,783  $ 7,516  $ 8,172  $ 13,022  $ 13,806  $ 13,985
Net Income (Loss) . .         (1,530)    1,025   (2,584)  (7,594)    1,008   (17,536)      693
Net Income (Loss) per Unit    (21.55)    14.44   (36.41) (107.02)     9.88   (247.13)     9.77
Total Assets . . . . .        41,451    51,747   42,818   50,814    58,266    81,655   100,542
Long-Term Obligatory .        31,025    31,025   31,025   31,025    31,025    55,323    55,887
Total Cash Distributions
 Declared per Unit . .          0.00      0.00    74.69     0.00      0.00     15.00      0.00
